Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333- 226841, 333-233722, 333-251187 and 333-252482), Form S-8 (File Nos. 333-171181 and 333-207950) and Form S-3 (File Nos. 333-230742 and 333-221126) of our report dated March 31, 2021 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern) relating to the financial statements of Titan Pharmaceuticals, Inc., which appears in this Annual Report on Form 10-K.

/s/ OUM & CO. LLP

San Francisco, California
March 31, 2021

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